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                                                                  EXHIBIT 10.1



                            LIMITED PARTNERSHIP AGREEMENT

                                          OF

                                  BUCK & BASS, L.P.







     THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT UPON DELIVERY TO THE PARTNERSHIP OF ADVANCE NOTICE OF THE INTENDED SALE, TRANSFER OR OTHER DISPOSITION AND AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER AND TO COUNSEL FOR THE PARTNERSHIP THAT REGISTRATION OF SUCH SALE, TRANSFER OR OTHER DISPOSITION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

     THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS INSTRUMENT ARE ALSO SUBJECT TO RESTRICTIONS ON TRANSFERABILITY. NO SALE, TRANSFER OR OTHER DISPOSITION OF LIMITED PARTNERSHIP INTERESTS WILL BE PERMITTED EXCEPT AS EXPRESSLY SET FORTH IN THIS DOCUMENT. MOREOVER, CERTAIN PROPOSED SALES, TRANSFERS OR OTHER DISPOSITIONS ARE SUBJECT TO A PURCHASE OPTION.




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                            LIMITED PARTNERSHIP AGREEMENT
                                 OF BUCK & BASS, L.P.


     This LIMITED PARTNERSHIP AGREEMENT is entered into this 5th day of November, 1998, by and among BBBP Management Company, a Michigan corporation, as the General Partner (the "General Partner"), Bass Pro Outdoor World, L.P., a Missouri limited partnership, as a Limited Partner ("BPOW"), and Big Buck Brewery & Steakhouse, Inc., a Michigan corporation, as a Limited Partner ("MBI").

     Simultaneously with the execution of this Agreement: (a) BPOW is contributing Ninety-nine Thousand Dollars ($99,000.00) in cash to the Partnership in exchange for a Nine and nine-tenths (9.9) percentage partnership interest (as a limited partner); (b) MBI is contributing Eight Hundred Ninety-one Thousand Dollars ($891,000.00) in cash to the Partnership in exchange for an Eighty-nine and one-tenth (89.1) percentage partnership interest (as a limited partner); and (c) the General Partner is contributing Ten Thousand Dollars ($10,000.00) in cash in exchange for a One (1) percentage partnership interest (as a general partner).

     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the Partners wish to enter into this Partnership Agreement and to incorporate completely the agreement of the Partners.

                                      ARTICLE I

                                     DEFINITIONS

     In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the meaning ascribed to such terms in this Article I.

     1.1 ADDITIONAL MANDATORY DISTRIBUTION - With respect to BPOW, the amount distributed to it under Section 5.3(b), not to exceed the then Maximum Additional Mandatory Distribution Amount.

     1.2 ADDITIONAL MANDATORY DISTRIBUTION AMOUNT - With respect to each calendar year, an amount equal to (i) BPOW's allocable share of the Net Income of the Partnership, reduced by (ii) the amount of Mandatory Distribution distributed to BPOW pursuant to Section 5.3(a).

     1.3 AFFILIATE - Any entity directly or indirectly controlled by, controlling or under direct or indirect common control with such entity, or any person related by blood or by marriage to the owners of any Partnership Interest. Control for purposes of this Section 1.3 means the ability to direct the actions of an Entity through the exercise of a majority voting power (whether direct or indirect) or operating control over the day-to-day decisions of such Entity.

     1.4 AGREEMENT - This Limited Partnership Agreement and all amendments hereto.

     1.5 CAPITAL ACCOUNT - An account maintained for each Partner each of which shall initially be credited with the amount of cash or the fair value of other property contributed by such Partner.

     1.6 CAPITAL CONTRIBUTION - With respect to any Partner, the amount of money and the fair value of any property (other than money) contributed to the Partnership as provided in this Agreement, including the Initial Capital Contributions and the Additional Capital Contributions.

     1.7 CASH AVAILABLE FOR DISTRIBUTION - At any given time, all sums of Cash on hand from all sources not reserved as needed within the next fiscal year in the ordinary course of business of the Partnership, calculated in accordance with GAAP.


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     1.8    CODE - The Internal Revenue Code of 1986, as amended, or any successor statute or statutes constituting the United States tax laws.

     1.9    COMMERCIAL SUBLEASE AGREEMENT - That instrument entitled
"Commercial Sublease Agreement" between the Partnership, as Sublessee, and BPOW, as Sublessor, of the Restaurant Property (the "CSA").

     1.10 CONSENT OF THE LIMITED PARTNERS - The consent or affirmative vote by the then holders of all of the Limited Partnership Interests.

     1.11 DISSOLUTION EVENT - Any event affecting a General Partner which would result in the dissolution of the Partnership under the Missouri Limited Partnership Law.

     1.12 ENTITY - Any individual, corporation, partnership, association, trust or other entity or organization.

     1.13 GAAP - Generally accepted accounting principles, consistently applied.

     1.14 GENERAL PARTNER - The general partner of the Partnership, initially BBBP Management Company.

     1.15 INCOME - For each fiscal year or other period, the total net income of the Partnership which is taxable to its Partners, as determined by use of GAAP, for such fiscal year or other period.

     1.16 IN-KIND PROPERTY - Any investments of BPOW or its Affiliates in Restaurant or the Restaurant Property to or for the direct benefit of the Restaurant, including, without limitation, cost of building pad and related items, walls, ceilings and parking improvements.

     1.17 INSOLVENCY EVENT - With respect to any Partner (i) the inability of such Partner generally to pay its debts as such debts become due, or an admission in writing by such Partner of its inability to pay its debts generally, or a general assignment by such Partner for the benefit of creditors,
(ii) the filing of any petition or answer by such Partner seeking to adjudicate it bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Partner or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Partner or for any substantial part of its property, or (iii) without the consent or acquiescence of such Partner, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or (iv) the filing of any such petition against such Partner which petition shall not be dismissed within sixty (60) days or, without the consent or acquiescence of such Partner, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Partner or of all or any substantial part of the property of such Partner which order shall not be dismissed within sixty (60) days.

     1.18 LIMITED PARTNERS - BPOW and MBI and those Entities subsequently admitted as a Limited Partner of the Partnership in accordance with the provisions hereof.

     1.19 MAXIMUM ADDITIONAL MANDATORY DISTRIBUTION AMOUNT - At any given point in time, the aggregate of the Additional Mandatory Distribution Amount as to the then completed fiscal years of the Partnership, reduced by the total amount distributed to BPOW pursuant to Section 5.3(b).

     1.20 MISSOURI LIMITED PARTNERSHIP LAW - The Revised Uniform Limited Partnership Act as adopted in the State of Missouri.

     1.21   PARTNERS - The General Partner and the Limited Partners.


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     1.22   PARTNERSHIP - Buck & Bass, L.P., a Missouri limited partnership governed by the Agreement and the Missouri Limited Partnership Law.

     1.23 PARTNERSHIP INTEREST - With respect to any Partner, the interest in the Partnership held by such Partner, being a Limited Partnership Interest, in the case of a Limited Partner, and a General Partnership Interest in the case of a General Partner.

     1.24 PREFERRED DISTRIBUTION ACCOUNT - An account established for each Partner other than BPOW, which account shall be increased by each Preferred Distribution Amount determined pursuant to Section 1.23 allocable to such Partner, and decreased by the amount of each distribution by the Partnership to such Partner of a Preferred Distribution Amount.

     1.25 PREFERRED DISTRIBUTION AMOUNT - With respect to each Partner other than BPOW, the amount that would have been distributed to such Partner on each occasion in which BPOW elects to receive an Additional Mandatory Distribution had such Partner been entitled to make and did make the same (in terms of percentage of Net Income) election to receive an Additional Mandatory Distribution, but without regard to the limitation of the then Cash Available for Distribution.

     1.26 PROPERTY - That property shown on the balance sheet of the Partnership.

     1.27 RESTAURANT PROPERTY - That real property identified on EXHIBIT A labeled "Restaurant Property".

     1.28 SHAREHOLDERS' AGREEMENT. That agreement between BPOW and MBI concerning activities of the shareholders of the General Partner.

     1.29 TRANSFER - The voluntary or involuntary transfer of securities or other property in any manner whatsoever (including, but not by way of limitation, any assignment, sale, pledge, hypothecation, disposal, gift, transfer by any legal process, including those resulting from a merger, consolidation, statutory share exchange, insolvency, bankruptcy, or any other transfer) to any Entity.

                                      ARTICLE II

                 ORGANIZATION, OFFICE, TERM, LIMITATION ON LIABILITY,
                     LIMITED PARTNER POWERS AND REGISTERED AGENT

     2.1 ORGANIZATION OF THE PARTNERSHIP. The Partnership is organized as a limited partnership under the Missouri Limited Partnership Law, and the parties desire that the Partnership continue to qualify as a limited partnership. Promptly after the execution of this Agreement and as otherwise required thereafter, the General Partner, on behalf of the Partnership and each of the Limited Partners, shall execute and file a certificate of limited partnership and all necessary or appropriate conforming certificates and documents and perform such other filing, recording, publishing and other acts as are necessary or appropriate to comply with all requirements for the formation and operation of a limited partnership in the State of Missouri and all other jurisdictions where the Partnership desires to conduct its business. The General Partner shall cause the Partnership to comply with all requirements for the qualification of the Partnership as a limited partnership in any jurisdiction in which it conducts business before the Partnership conducts business in the jurisdiction.

     2.2 NAME AND PRINCIPAL OFFICE. The name of the Partnership is "Buck & Bass, L.P." or such other name or names as the General Partner with the Consent of the Limited Partners shall determine; provided, however, that the name of the Partnership shall not include the name of any holder of a limited partnership interest. The principal office of the Partnership shall be located at 1340 East Woodhurst, Springfield, Missouri 65804, or such other place as the General Partner determines. The General Partner shall give the Limited Partners at least fourteen (14) days prior written notice of any change in the principal office of the Partnership.


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     2.3    TERM.  The existence of the Partnership shall continue until
December 31, 2048, unless terminated earlier pursuant to this Agreement.

     2.4    PURPOSES.  The purposes of the Partnership shall be:

            (a) To: (i) acquire (directly or indirectly) the Capital Contributions from the Partners; (ii) construct, equip and furnish a brewery and restaurant to be constructed and operated on the Restaurant Property (the "Restaurant"); and (iii) operate and manage the Partnership assets and other property in the conduct of the business of the Restaurant.

            (b) Subject to Section 3.4 below, and incident to the purposes set forth in Section 2.4(a), to conduct such other activities, including, without limitation, and any other activity as may be necessary or appropriate to promote the purposes set forth in clause (a) above.

     2.5 TITLE TO PARTNERSHIP ASSETS. Title to the Property of the Partnership will be held in the name of the Partnership.

     2.6    ADMISSION OF LIMITED PARTNERS.   The Partnership hereby admits BPOW
and MBI to the Partnership as Limited Partners having the percentage interest in the Partnership as specified in Section 3.2.

     2.7    LIMITED PARTNERS.

            (a) LIMITATION ON LIMITED PARTNERS' LIABILITIES. Except as otherwise specifically provided in this Agreement or as provided in the CSA, no Limited Partner shall be bound by or be personally liable for the expenses, liabilities or obligations of the Partnership, the General Partner or any other Limited Partner, and the liability of each Limited Partner shall be limited solely to their respective Capital Contribution.

            (b) NO CONTROL OF BUSINESS OR RIGHT TO ACT FOR PARTNERSHIP - POWERS OF LIMITED PARTNERS. The Limited Partners, in their capacity as limited partners, shall not participate in the control of the business of the Partnership, or have any right or authority to act on behalf of the Partnership or to sign for or bind the Partnership. The Limited Partners shall not have the right to vote on any matters except to the extent expressly set forth herein or with respect to any matter upon which the vote of the Limited Partners is required by the Missouri Limited Partnership Law or other applicable law.

            (c) NO PRIORITY. Except as otherwise provided herein, (i) no Limited Partner shall be entitled to any distribution or to withdraw from the Partnership or to demand the return of any Capital Contribution to the Partnership, (ii) no Limited Partner shall have the right to demand or receive Property other than cash as a distribution of income or capital, and (iii) no Limited Partner shall have priority over any other Limited Partner either as to the return of any Capital Contribution or as to distributions.

     2.8 REGISTERED AGENT AND REGISTERED OFFICE. The initial registered agent for the Partnership is Joe C. Greene, whose place of business, located at 1340 East Woodhurst, Springfield, Missouri 65804, shall be the registered office of the Partnership. The General Partner shall give the Limited Partners at least fourteen (14) days prior written notice of any change in the registered agent of the Partnership.

                                     ARTICLE III

                                CAPITAL CONTRIBUTIONS

     3.1 GENERAL PARTNER CONTRIBUTIONS. The General Partner has contributed the sum of Ten Thousand Dollars ($10,000) to the Partnership in exchange for the entire General Partnership Interest in the Partnership. Such General Partnership Interest shall initially constitute one percent (1%) of the total Partnership Interests in the Partnership for purposes of allocations of profits, gains and losses of the Partnership.


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     3.2    LIMITED PARTNER CONTRIBUTIONS.

            (a) No later than fifteen (15) calendar days after the execution of this Agreement, MBI will contribute to the Partnership cash in the amount of Eight Hundred Ninety-one Thousand Dollars ($891,000) and BPOW will contribute In-Kind Property having a fair value of Ninety-nine Thousand Dollars ($99,000.00) (each such contribution being herein called an "Initial Capital Contribution").

            (b) BPOW and MBI each agree to make additional capital contributions to the Partnership as provided in Section 3.3 below (the "Additional Capital Contributions"). The Initial Capital Contributions and the Additional Capital Contributions are collectively called the "Capital Contributions".

     3.3    ADDITIONAL CAPITAL CONTRIBUTIONS.

            (a) Within ten (10) business days of written request of the General Partner for contribution (accompanied by a sworn statement of a senior officer of the General Partner and accompanied by all related documents of substantiation) certifying that such charges have been incurred and are then due in respect of the construction, furnishing, equipping, supplying, purchase of inventory or pre-opening expenses of the Restaurant, the Limited Partners shall contribute proportionately to the capital of the Partnership, in cash (except as permitted by Section 3.3(b)), all amounts necessary to permit the Partnership to satisfy such charges in respect of the Restaurant (the "Additional Capital Contribution"). Any Additional Capital Contribution shall be made simultaneously with the Additional Capital Contributions of other Partners. Capital Contributions under this section shall be made in proportion to the limited partnership interests of Ten percent (10%) by BPOW and Ninety percent (90%) by MBI. The General Partner shall not be required to make any portion of such Additional Capital Contribution, all of which shall be made by the Limited Partners in the proportions specified in this Section 3.3(a). The Initial Capital Contribution shall be used prior to any request of the Limited Partners to make Additional Capital Contributions under this section. In no event shall any Limited Partner be required to make Additional Capital Contributions greater than its proportionate part of Six Million Dollars ($6,000,000), less its Initial Capital Contributions.

            (b) In lieu of the Additional Capital Contribution in cash being made, BPOW may, at its option, contribute all or a portion of the Additional Capital Contribution in the form of In-Kind Property. The value of the capital contributions in the form of In-Kind Property shall be the fair market value on the day of contribution. The actual cost of BPOW plus Six per cent (6%) per annum for such In-Kind Property is presumed to be the fair market value thereof. The capital contribution of In-Kind Property by BPOW shall be accompanied by a sworn statement of a senior officer of BPOW acknowledging and warranting that BPOW has incurred the costs for the In-Kind Property, accompanied by copies of invoices and related documents of substantiation. BPOW shall permit the Partnership and all Partners to inspect the books of BPOW for the sole purpose of verifying the facts necessary to establish that BPOW has, in fact, made the capital contribution of In-Kind Property.

            (c) If, as a result of Initial Capital Contributions and Additional Capital Contributions by BPOW (whether in cash and/or by In-Kind Property), the amount it shall have contributed shall be in excess of Ten percent (10%) of the total amount contributed to the capital account by all Partners (the "Excess Capital Contribution"), then, in that event, BPOW shall be granted such additional Partnership Interest as will fairly and fully reflect the relative contribution of capital to the Partnership as follows: The Partnership Interest of each Limited Partner will be determined by multiplying the amount and value (in case of In-Kind Property) of such Limited Partner's Capital Contribution (as defined in 3.2(b)) by a fraction, expressed as a percentage (rounded to the nearest one-tenth of one percent), the numerator of which is the total value of the Capital Contributions by each of the Partners, reduced by Ten Thousand Dollars ($10,000.00) (representing the Initial Capital Contribution of the General Partner). In no event shall the Partnership Interest of the General Partner be diluted to less than One percent (1%). To the extent the above calculation would dilute the General Partner Partnership Interest below One percent (1%) Partnership Interest, then the percentage necessary to maintain the One percent (1%) Partnership Interest in the General Partner shall be proportionately taken from the Limited Partners to the credit of the General Partner to bring the Partnership Interest of the General Partner to One percent (1%). As a result of the various

Capital Contributions, in no event shall the Partnership Interest of MBI be reduced below Fifty-one percent (51%) and any capital contribution by BPOW which would result in the Fifty-one percent (51%) limitation being exceeded will be returned to BPOW.

            (d) Notwithstanding the provisions of Section 3.3(c), if BPOW makes an Excess Capital Contribution (in cash or by In-Kind Property contribution), BPOW may elect to waive in writing the option to receive the additional Partnership Interest under Section 3.3(c) above, in which event the Excess Capital Contribution shall be reimbursed to BPOW by the Partnership in cash on demand.

     3.4    PROHIBITION AGAINST BORROWING.  Except as provided in this Section
3.4 or upon written Consent of the Limited Partners, (i) the Partnership shall not borrow any money for the construction, equipping and operating of the Restaurant and shall use only Initial Capital Contributions and Additional Capital Contributions for those purposes, and (ii) the Partnership shall not mortgage, pledge, assign, grant a security interest or otherwise in any way create a lien on or encumber the assets of the Restaurant on the property except as otherwise specifically provided in this Agreement.

            (a) FF&E BORROWING. Notwithstanding the prohibition set forth above in this Section 3.4, the Partnership may borrow up to One Million Five Hundred Thousand Dollars ($1,500,000.00) for the sole purpose of acquiring for the opening of the Restaurant and for use in the Restaurant, furniture, fixtures and equipment (the "FF&E"). The Partnership may grant to the lender a security interest in the FF&E to secure such loan(s).

     3.5    CONTRIBUTION OBLIGATIONS.  Except as provided in Sections 3.2 and
3.3 above, no Limited Partner, as a limited partner of the Partnership, shall be required to contribute any capital to the Partnership other than the Capital Contributions, except that if a Limited Partner has received the return of the whole or part of such Limited Partner's Capital Contribution, the Limited Partner will remain liable to the Partnership, to the extent provided under the Missouri Limited Partnership Law, for any sums (not in excess of the Capital Contribution so returned) necessary to discharge the Partnership's liabilities to all creditors who extended credit or whose claims arose before such return.

     3.6 NO THIRD PARTY BENEFICIARIES. The contribution obligation of the Partners under this Article III is not intended to create any obligation to third party beneficiaries. No creditor may rely on that obligation unless the Partner against whom the obligation is asserted has expressly agreed in writing that the creditor may so rely on the contribution obligation.

                                      ARTICLE IV

                       ALLOCATIONS OF PROFITS, GAINS AND LOSSES
                                  AND DISTRIBUTIONS

     4.1 LOSSES. The Partnership will allocate its losses among the Partners in accordance with their respective Partnership equity ownership percentages.

     4.2 PROFITS. The Partnership will allocate its profits among the Partners in accordance with their respective Partnership equity ownership percentages. This allocation may not be the same as the allocation to the respective percentages of ownership of equity in the Partnership as is provided in Sections 5.5 and 5.6. No distribution of property other than Cash Available for Distribution shall be permitted except on written Consent of the Limited Partners.

                                      ARTICLE V

                     RIGHTS, POWERS AND DUTIES OF GENERAL PARTNER

     Subject to the powers of the Limited Partners as required by law, the following provisions shall govern the General Partner's management of the Partnership's business:

     5.1 MANAGEMENT OF PARTNERSHIP BUSINESS. The General Partner shall be solely responsible for the management of the Partnership's business with all rights and powers generally conferred by law or necessary, advisable or consistent to the accomplishment of the purposes of the Partnership or as otherwise determined by the General Partner, in its judgment, to be in the best interests of the Partnership. All decisions regarding management of the Partnership shall be made by the General Partner. The General Partner is expressly authorized and directed to execute and deliver, on behalf of the Partnership, with BPOW a sublease of the Property for use as the Restaurant. MBI agrees to not conduct any material dealings with the Partnership except on terms no less favorable to the Partnership than to an entity comparable to the Partnership and then only having given written notice of such dealings to all Limited Partners.

     5.2 RIGHTS AND POWERS OF THE GENERAL PARTNER. Subject to Section 3.4, in addition to the rights and powers possessed by general partners under law, the General Partner shall have all specific rights and powers required for or appropriate, in its judgment, to the management of the Partnership's business. Such rights and powers shall include, by way of illustration but not by way of limitation, the following rights and powers in furtherance of the business of the Partnership:

            (a) To employ the services of agents, attorneys, brokers, managing agents, architects, contractors, subcontractors, accountants and others to construct, equip, furnish and operate a Restaurant on the Property;

            (b) To pay, collect, compromise, arbitrate, resort to or defend legal action with respect to, or otherwise adjust, claims or demands of or against the Partnership;

            (c) To consent to the modification, renewal or extension of any obligation of any Entity to the Partnership or any agreement to which the Partnership is a party or of which it is a beneficiary or by which it is bound;

            (d) To execute, acknowledge and deliver any and all instruments necessary to the foregoing.

     Each power specified above shall be exercised in good faith, to the extent and in the manner consistent with and necessary for the proper management of the business of the Partnership, in the best judgment of the General Partner.

     5.3    MANDATORY DISTRIBUTIONS.

            (a) To the extent of Cash Available for Distribution, the General Partner shall distribute to the Partners, annually in respect of each calendar year, Cash in the aggregate amount equal to at least forty-two percent (42%) of the Net Income of the Partnership for the calendar year in question, ("Mandatory Distribution") which Mandatory Distribution of Cash shall occur on an estimated basis by March 15 of the ensuing calendar year, with a final adjustment occurring by May 15 of such calendar year ("Final Distribution Date"). Such Mandatory Distributions shall be in cash and be allocated among the Partners in proportion to the Net Income allocable to each Partner during the period for which distribution is earned.

            (b)  In addition to the Mandatory Distribution provided for in
Section 5.3(a), any Limited Partner may, at its option, by giving written notice thereof to the General Partner, require the Partnership to distribute to each of the Limited Partners an Additional Mandatory Distribution of up to 100% of the Maximum

Additional Mandatory Distribution Amount then available, which amount shall be distributed to the Limited Partner to the extent of the then Cash Available for Distribution. Nothing contained in the Section 5.3(b) shall be construed to limit the General Partner's power and authority to make proportionate distributions to all Limited Partners.

     5.4 LIABILITY OF THE GENERAL PARTNER TO LIMITED PARTNERS AND PARTNERSHIP; INDEMNIFICATION.

            (a) The General Partner shall devote full time and attention to the Partnership necessary to manage the affairs of the Partnership to its best advantage and shall conduct no other business. The doing of any act or omission to do any act by the General Partner (and its officers, directors and employees) which may cause or result in loss or damage to the Partnership, if done in good faith and reasonably believed by the General Partner to be within the scope of authority conferred by this Agreement, shall not subject the General Partner to
any liability to the Partnership or to the Limited Partners.   The Partnership
will indemnify and hold the General Partner (and its officers, directors and employees) harmless from any claim, loss, expense, liability, action or damage to it resulting from any such act or omission in the conduct of the business of the Partnership in good faith and if reasonably believed by the General Partner at the time of commission or omission to be within the scope of the authority conferred by this Agreement, including, without limitation, reasonable costs and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by the General Partner in the defense or prosecution of any action relating to such act or omission); but the General Partner (and its officers, directors and employees) shall not be entitled to be indemnified or held harmless from any claim, loss, expense, liability, action or damage due to or arising from the fraud, bad faith or gross negligence of the General Partner (or any of its officers, directors and employees).

            (b) In addition to its obligations set forth in the immediately preceding paragraph, the Partnership will indemnify and hold the Limited Partners (and their respective officers, directors and employees) harmless against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred or suffered by a Limited Partner resulting from, relating to or arising out of: (i) the operation by the Partnership of the business of the Partnership; (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against a Limited Partner or any director, officer, employee, of a Limited Partner, that relate to the business of the Partnership, and (iii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of the Partnership's obligation to indemnify the Limited Partners set forth in this Section 5.4(b) unless, in any such event, such Limited Partner shall be obligated to indemnify the Partnership or any of the other Partners. The obligation of the Partnership to indemnify a Limited Partner hereunder is limited to such party in its capacity as a Limited Partner.

     5.5    TAX ALLOCATIONS:  CODE SECTION 704.  In accordance with Code
Section 704(c) and the Internal Revenue regulations thereunder (the "Regulations"), income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the General Partner and Limited Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution.

     Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's capital account or share of profits, losses, other items or distributions pursuant to any provision of this Agreement.

     5.6    OTHER ALLOCATION RULES.

            (a) For purposes of determining the profits and losses allocable to any period, profits and losses shall be determined on a daily prorata basis.

            (b) Generally, all profits and losses allocated to the Partners shall be allocated, and all distributions of cash available for distribution shall be allocated, among the Partners in accordance with their respective proportionate shares of ownership of the equity of the Partnership.

            (c) The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income and loss for income tax purposes.

     5.7 CASH AVAILABLE FOR DISTRIBUTION. Except as otherwise provided hereunder, Cash Available for Distribution, if any, shall be distributed at such times as the General Partner may reasonably determine first, to the Partners to the extent of their Preferred Distribution Account, on a prorata basis, if more than one (1) Partner, based upon the total Preferred Distribution Amount, and then to the Partners in accordance with their respective proportionate share of ownership of the equity of the Partnership.

                                      ARTICLE VI

                       BOOKS, RECORDS AND REPORTS, ACCOUNTING,
                                 TAX ELECTIONS, ETC.

     6.1    BOOKS, RECORDS AND REPORTS.

            (a) The General Partner shall keep proper and complete records and books of account in which all transactions and other matters relative to the Partnership's business are entered. The Partnership's books and records shall be prepared in accordance with the accrual method of accounting utilizing generally accepted accounting principles, consistently applied. The Partnership shall also keep (i) a list or lists containing the full name and last known mailing address of each current and past Partner, (ii) a copy of the then effective Agreement and certificate of limited partnership and all amendments thereto and restatements thereof, together with executed copies of any powers of attorney pursuant to which any certificate has been executed, (iii) copies of the Partnership's Federal, state and local income tax returns and reports, if any, for all years with respect to which the period for assessment of a deficiency has not expired, and (iv) copies of any financial statements of the Partnership for the three most recent years. Such books and records shall be maintained at the office of the Partnership and shall be open for inspection and copying by the Partners or their duly authorized representatives for reasonable Partnership purposes, including the evaluation of their investment in the Partnership.

            (b) The General Partner shall cause the Partnership to provide to each Partner periodic financial statements showing the income and expenses of the Partnership for the applicable periods and shall have the annual financial statements audited by the Partnership's certified public accountants. Periodic financial statements shall be furnished to each Partner on the following schedule: (i) monthly within ten (10) days of each fiscal month (unaudited), (ii) quarterly within forty-five (45) days of each fiscal quarter (with year-to-date comparisons), and (iii) unaudited annual statements within thirty (30) days of the close of the fiscal year of the Partnership. The General Partner will cause the completed Form K-1 (or its successor) along with full supporting financial statements and schedules to be delivered to each Partner within ninety (90) days of the end of the fiscal year. The General Partner shall cause the annual audit to be delivered to all Partners on or before ninety (90) days following the end of the applicable fiscal year. The Partnership shall also furnish to any Partner, upon reasonable demand, (i) true and full information regarding the state of the business and financial condition of the Partnership, and (ii) promptly after becoming available, a copy of the Partnership's Federal, state and local income tax returns for each year, together with a reconciliation of Capital Account balances and changes thereto for each Partner. The audit may be in the form of a separate segment of the annual audit of MBI so long as the footnotes or other portions of such audit will separately show the balance sheet, income statement, Partner's equity statement and cash flow analysis of the Partnership.

     6.2 BANK ACCOUNTS. The Partnership shall maintain its bank accounts in such banking institutions as the General Partner determines, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner determines.

     6.3 ACCOUNTANTS. The independent accountants for the Partnership will be Arthur Andersen, L.L.P. unless changed by unanimous vote of the Board of Directors of General Partner. Such independent accountants shall prepare the Federal income tax returns of the Partnership, and prior to execution by the General Partner, review all material state income tax returns of the Partnership and shall audit and certify to all annual financial statements of the Partnership in the manner described in Section 6.1(b) above.

     6.4    TAX ELECTIONS.

            (a) All elections required or permitted by the Partnership under the Code shall be made by the General Partner in its sole and absolute discretion.

            (b) The General Partner will not be responsible for initiating any change in accounting methods from the methods initially chosen except upon written advice of Partnership accountants or attorneys. The General Partner shall not incur any liability for any election made on the advice of the Partnership's accountants or legal counsel.

            (c) The General Partner and each Limited Partner agree that the Partnership and each Partner have elected that the Partnership shall elect to be treated as a partnership for state and federal income tax purposes. This election to be so treated shall not be changed in the absence of written Consent of the Limited Partners.

     6.5 FISCAL YEAR. The fiscal year of the Partnership for accounting and Federal income tax purposes shall be the 52/53 week fiscal year of MBI (the "Fiscal Year").

     6.6 TAX MATTERS PARTNER. The General Partner shall be the initial tax matters partner (as defined in Section 6231 of the Code). The tax matters partner shall inform the Limited Partners as to the commencement of any audit of the Federal or any material state income tax return of the Partnership, and shall keep the Limited Partners reasonably informed with respect to the salient aspects of any such audit or of any controversy with tax authorities involving the Partnership, and shall consult in good faith with the Limited Partners with respect to any proposed settlement of a tax dispute which would or could adversely affect any Partner.

     The Tax Matters Partner shall not bind any other Partner to any settlement of any such dispute without the consent of such Partner, which consent will not
be unreasonably withheld.   The reasonable costs of the Partnership in
contesting any such tax disputes shall be borne by the Partnership. Counsel retained by the Partnership with respect to any tax dispute shall be reasonably acceptable to the Limited Partners.

                                     ARTICLE VII

                   WITHDRAWAL OR REMOVAL AND ADMISSION OF PARTNERS
                        AND TRANSFER OF PARTNERSHIP INTERESTS

     7.1    GENERAL PARTNER.

            (a) The General Partner may not voluntarily withdraw or assign all or any part of its interest in the Partnership without the Consent of the Limited Partners.

            (b) The General Partner may be removed (i) by any Limited Partner if the General Partner violates its fiduciary responsibilities as a General Partner of the Partnership or (ii) upon Consent of the Limited Partners. Upon such removal a successor general partner (the "Successor General Partner") shall be selected by Consent of the Limited Partners and the Successor General Partner will become entitled to the removed General Partner's interest in the Partnership upon the Successor General Partner's payment to the removed General Partner of the fair market value of the General Partner's interest in the Partnership as determined by Partnership accountants.

     7.2    ADMISSION OF ADDITIONAL LIMITED PARTNERS.

            (a) The Partnership shall not issue and sell any additional limited partnership interests in the Partnership except on written Consent of the Limited Partners.

     7.3    DEATH, INCOMPETENCE, DISSOLUTION OR WITHDRAWAL OF A LIMITED
PARTNER.

            (a) Upon the death, legal incapacity, bankruptcy or insolvency of any individual Limited Partner (including an assignee who becomes a Limited Partner), such Limited Partner's legally authorized personal representative shall have all of the rights of a Limited Partner for the purpose of administering and protecting such Limited Partner's estate to the full extent possessed by the incompetent, bankrupt or insolvent Limited Partner, provided, however, that such personal representative, in such capacity, shall not be deemed to be a substitute Limited Partner.

            (b) Upon the bankruptcy, insolvency, dissolution or other cessation to exist as an Entity of any Limited Partner which is not an individual, the authorized representative of such Entity shall have all the rights of a Limited Partner for the purpose of effecting the orderly winding up and disposition of the business of such Limited Partner, provided, however, that such authorized representative shall not be deemed to be a substitute Limited Partner.

     7.4    ASSIGNMENT OF INTEREST OF LIMITED PARTNER.

            (a) RESTRICTION ON TRANSFERS. Other than by written Consent of the Limited Partners or as otherwise permitted by this Agreement, no Limited Partner may Transfer all or any portion of its Limited Partnership Interest.
Any Transfer of any Partnership Interest by MBI is subject to the right of first refusal in favor of Bass Pro as set forth in Section 8.1.

            (b) PERMITTED TRANSFERS. A Limited Partner may at any time Transfer all or any portion of its Limited Partnership Interest to (i) any other Partner or Affiliate of another Partner, (ii) any Affiliate of the transferor other than an individual, (iii) an estate planning trust established by the transferor which is exclusively for the benefit of Affiliates of such transferor, and (iv) upon the death of an individual Limited Partner, any beneficiary under the will of such individual Limited Partner who is an Affiliate of such individual Limited Partner, or if such Limited Partner dies intestate, any devisee taking under applicable law of descent and distribution who is an Affiliate of such individual. No Transfer shall relieve the transferor of any obligations under this Agreement.

                                     ARTICLE VIII

                                 OPTIONS TO PURCHASE

     8.1. OPTION RIGHTS OF BPOW. In the event of the occurrence of an Insolvency Event or other material default under this Agreement by either MBI or the General Partner or by the Partnership or Sublessee under the Sublease, which default is not cured within twenty (20) calendar days after BPOW shall have notified MBI, the General Partner and the Partnership of the default, BPOW shall have the absolute, unconditional right to purchase all of the limited partnership interest of MBI for a fair and reasonable purchase price which the parties have agreed to in this Article VIII. Due to the "Special Circumstances" (as defined below) and the difficulties of ascertaining value, the purchase amount for such interests shall be Forty percent (40%) of the "Book Value" of the interest of MBI and General Partner in the Partnership. "Book Value" means the value of the General Partner and of the MBI capital account as shown on the books of the Partnership for the calendar month immediately before the default. Each share of stock of the General Partner shall be endorsed with a legend reading as follows:

     "THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN SHAREHOLDERS' AGREEMENT DATED NOVEMBER 5, 1998 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION) WHICH CONTAINS CERTAIN LIMITATIONS, RESTRICTIONS AND OBLIGATIONS WITH RESPECT TO SUCH SHARES AND THE HOLDER THEREOF, INCLUDING, WITHOUT LIMITATION, RESTRICTIONS UPON THE SALE OF THE SHARES REPRESENTED HEREBY."

The parties have agreed that the Restaurant to be operated by the Partnership is an integral part of and complement to the Outdoor World store owned by BPOW adjacent to the Restaurant and, therefore, the right of BPOW to so acquire the interests of MBI as Limited Partner and as owner of the controlling interest in the General Partner in the event of an uncured default is essential to the success of the Restaurant and the adjacent Outdoor World store owned by BPOW in the event of default by MBI and the General Partner. Failure of the Restaurant would reflect poorly upon the adjacent store and would greatly damage the image, goodwill and profit prospects of the Outdoor World store. These are the "Special Circumstances" referred to above. The parties agree that if a court should find that the purchase price is not appropriate, the parties wish to preserve this option and right to purchase subject to the determination by the court as to the appropriate purchase price.

     8.2 RIGHT OF FIRST REFUSAL. In the event that MBI proposes to Transfer any or all of its Partnership Interest to a third party, MBI shall give written notice (the "Notice") to Bass Pro setting forth the complete and exact terms and price of the proposal. During the thirty (30) calendar days immediately following the receipt by Bass Pro of the Notice, Bass Pro shall have the right to purchase the interest proposed to be transferred on the exact same terms and price as set forth in the Notice by giving MBI written notice to that effect (the "Acceptance") during that thirty (30) day period, whereupon MBI and Bass Pro shall proceed to close the purchase and sale within fifteen (15) business days of the giving of the Acceptance. If no timely Acceptance is given, the Transfer may be completed to the third party (the "Third Party Transferee"), but only upon the exact terms and price set forth in the Notice. The same right of first refusal in favor of Bass Pro shall apply to Transfer of the Partnership Interests in the hands of the Third Party Transferee. The Third Party Transferee shall not be a partner except upon (i) its agreeing to the terms of this Limited Partnership Agreement and (ii) Consent of the Limited Partners.

                                      ARTICLE IX

                                BPOW RIGHT TO PURCHASE

     9.1 RIGHTS TO PURCHASE. BPOW is granted the irrevocable right and option to purchase up to Fifteen percent (15%) of the limited partnership interest of MBI at a price equal to the actual cost of MBI for such interest being sold. The actual cost of MBI shall be the sum of all Capital Contributions of MBI less all distributions from the Partnership to MBI which are not distributions of Income earned by the Partnership. This right and option by BPOW shall be exercisable at any time from the date of opening of the Restaurant on the Property until twenty-four (24) months following the opening of the Restaurant on the Property. The option to purchase Fifteen percent (15%) of the interest of MBI will be reduced to the extent necessary to allow MBI to retain and own at least Fifty-one percent (51%) Limited Partnership Interest.

     9.2 MECHANICS. If BPOW shall elect to exercise its option within the time provided, it shall give MBI written notice to that effect during the option period specifying the percentage to be purchased. Closing shall occur on the 10th business day following notice. The purchase shall be for cash.

                                      ARTICLE X

                       DISSOLUTION, LIQUIDATION AND WINDING UP

     10.1   DISSOLUTION AND WINDING UP.   Except as otherwise expressly
provided in this Agreement, the Partnership shall be dissolved and wound up upon the occurrence of any of the following events:

            (a) The distribution to the Partners of all Partnership Property (provided that nothing contained in this clause (a) shall be deemed to require or permit any action that would be violative of or adversely affect any lease or sublease to which the Partnership is a party);

            (b)     The expiration of the term provided in Section 2.3;

            (c) The written consent of the General Partner and the written Consent of the Limited Partners; or

            (d) The entry of a decree of judicial dissolution by the circuit court of the county of the principal place of business or registered office of the Partnership.

            (e)     The occurrence of a Dissolution Event.

     Dissolution shall be effective on the date of the event giving rise to the dissolution of the Partnership, but the Partnership shall not terminate until its property shall have been distributed in accordance with the provisions of
Section 10.4. Neither the death, insanity, incompetency, bankruptcy, insolvency or similar event of dissolution or liquidation of a Limited Partner shall dissolve the Partnership.

     10.2   LIQUIDATING TRUSTEE.  Upon the occurrence of an event under Section
10.1 giving rise to the dissolution and winding up of the Partnership, a person designated by BPOW, acting in the capacity of the liquidating trustee, will proceed diligently to wind up the affairs of the Partnership and distribute its assets in accordance with the provisions of Section 10.4. During the interim, the liquidating trustee will continue to exercise the rights and operate the properties of the Partnership consistently with the liquidation thereof, exercising in connection therewith all the power and authority of the General Partner under this Agreement.

     10.3   ACCOUNTING ON DISSOLUTION.  Upon the occurrence of an event under
Section 10.1 giving rise to the dissolution and winding up of the Partnership, the liquidating trustee will cause the Partnership's accountants to make a complete accounting of the assets, liabilities and operations of the Partnership as of the last day of the month in which the dissolution occurs.

     10.4   LIQUIDATION AND TERMINATION.  As expeditiously as possible:

            (a) The liquidating trustee shall pay all liabilities of the Partnership and establish a reserve, if the trustee deems a reserve to be necessary, for payment of future or contingent Partnership obligations.

            (b) The Partnership shall allocate its estimated losses for the year and any loss realized by the Partnership on liquidation, including any loss or Net Income for the current year.

            (c) The Partnership shall distribute the balance of the proceeds of the liquidation after allocating gain or loss under paragraph (b) of this
Section 10.4 among the Partners' accounts in proportion to and to the extent of their positive Capital Account balances.

            (d) In the event efforts to convert assets to cash at a reasonable price are unsuccessful, Partnership property may be distributed to the Partners in kind, for purposes of reflecting the allocation of gain or loss from liquidation in the Partners' capital accounts.

            (e) After allocation of gain or loss from liquidation if the General Partner has a negative balance in its Capital Account, upon notice from the liquidating trustee, the General Partner shall restore such Capital Account to zero promptly by paying the trustee the amount of such deficit.

            (f) Unless agreed to in writing by all the Partners, the Limited Partners shall have no right to demand and receive property other than cash upon liquidation and the liquidating trustee, in any event, shall have the power to sell Partnership assets for cash in order to provide for payment of liabilities. All salable assets of the Partnership may be sold in a commercially reasonable manner in connection with any liquidation at public or private sale, at such price and upon such terms as the liquidating trustee, in its, his or her sole discretion, may deem advisable. Any Partner and any partnership, corporation or other firm in which any Partner is in any way interested may purchase assets at such sale.

                                      ARTICLE XI

                            REPRESENTATIONS AND WARRANTIES

     11.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE LIMITED PARTNERS. Each Limited Partner, severally but not jointly, represents, warrants, confirms and agrees with the other Partners as follows:

            (a) Such Limited Partner has full right, power and authority to execute and deliver this Agreement and to perform each of such Limited Partner's obligations hereunder.

            (b) This Agreement has been duly executed and delivered by or on behalf of such Limited Partner and constitutes the legal, valid and binding obligation of such Limited Partner in accordance with its terms.

            (c) Such Limited Partner is not subject to any restriction or agreement which prohibits or would be violated by the execution and delivery of this Agreement or by the consummation of the transactions contemplated herein or pursuant to which the consent of any third person, firm or corporation is required in order to give effect to the transactions contemplated herein.

            (d) Such Limited Partner (i) has such knowledge of business and financial affairs as is necessary to enable it to understand the nature of and the risks attendant to the investment contemplated herein and to understand the particular financial, legal and tax implications of the business to be conducted by the Partnership; and (ii) has had access to any and all information concerning the Partnership which the Limited Partner and the Limited Partner's legal, tax and other advisors requested or considered necessary to make a proper evaluation of such an investment and has received such representations and warranties with respect thereto as deemed by such Limited Partner as necessary and appropriate in connection with such evaluation.

            (e) Such Limited Partner understands that the Limited Partnership Interest being acquired has not been registered under the Securities Act, on the grounds that the investment in the Partnership is exempt from registration thereunder. Such Limited Partner further understands that the Limited Partnership Interest being acquired by it has not been registered under the securities laws of any other jurisdiction on the grounds that the investment in the Partnership is likewise exempt from registration. Such Limited Partner represents that its Limited Partnership Interest is being acquired for investment for such Limited Partner's own account, with no present intention of reselling or otherwise disposing of any portion of such investment and understands that the reliance of the Partners and the Partnership upon such exemptions is predicated upon the lack of such intention. In the event sale is permitted under this Agreement, such Limited Partner in no event will sell, transfer or otherwise dispose of its Limited Partnership Interest or any portion thereof, unless and until such Limited Partner delivers to the Partnership advance notice of the intended sale, transfer or other disposition and an opinion of counsel reasonably satisfactory to the General Partner and to counsel for the Partnership that registration is not required for such sale, transfer or other disposition under, and that any such sale, transfer or other disposition will not violate the Securities Act, or applicable state securities laws or any rule or regulation promulgated thereunder.

            (f) Such Limited Partner further acknowledges the Limited Partner's understanding that no trading market for Limited Partnership Interests exists.

     11.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE GENERAL PARTNER. The General Partner represents and warrants to and confirms and agrees with the other Partners that: (i) the General Partner has full right, power and authority to execute and deliver this Agreement and to perform each of its obligations hereunder; (ii) the General Partner has taken all corporate action to duly execute and deliver this Agreement; (iii) this Agreement has been duly executed and delivered and is a duly and validly binding obligation of the General Partner in accordance with its terms; (iv) the General Partner is not subject to any restriction or agreement which prohibits or would be violated by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein or pursuant to which the consent of any third person, firm or corporation is required in order to give effect to the transactions contemplated herein; and (v) the General Partner will not take any action that might cause the Partnership to lose its status as a partnership for Federal income tax purposes.

                                     ARTICLE XII

                                       GENERAL

     12.1 EXECUTIVE SERVICE FEE. In consideration of the management services to be provided by the General Partner for and on behalf of the Partnership, the Partnership shall pay to the General Partner an annual fee in an amount equal to 1.25% of the "Gross Sales" (as herein defined) of the Restaurant in respect of each Fiscal Year of the Partnership. Such annual fee will be payable within thirty (30) days following the determination thereof. No other fees shall be paid to the General Partner. General Partner is entitled to be reimbursed for all reasonable out-of-pocket expenses incurred on behalf of the Partnership. As used herein, "Gross Sales" means the entire amount of the actual sales price of all sales of food, beverages and merchandise conducted in or from the Restaurant, and sales by any concessionaire or licensee in the Restaurant. "Gross Sales" shall not include, however, any sums collected and paid out for any sales, excise or gross receipts tax imposed upon the sale of any food or beverages by any duly constituted governmental authority nor shall it include the exchange of food or beverages between MBI facilities, if any, where such exchange of food or beverages is made for the convenient operation of MBI's business and not for the purpose of consummating elsewhere a sale which has theretofore been made at, in or from the Restaurant, or for the purpose of depriving the Partnership of the benefit of a sale which otherwise would be made at, in or from the Restaurant, nor the amount of returns to shippers or manufacturers, nor the amount of any complimentary food, beverages or merchandise given out at the Restaurant for promotional or other purposes, nor the amount of any cash or credit refund made upon any sale where the merchandise sold, or some part thereof, is thereafter returned by the purchaser and accepted by the Partnership, nor receipts from public telephones, stamp machines, public toilet locks or vending machines, nor sales of furniture, equipment, property or bulk sales not in the ordinary course of business, nor sales to employees, nor any credit card charges payable by the Partnership.

     12.2 NOTICES. All communications, notices and consents provided for herein shall be addressed to the party at the address shown on the signature page, shall be in writing and be given in person or by means of personal delivery, telex, telecopy or other wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by mail or express mail or courier, and shall become effective (i) on delivery if given in person, (ii) on the date of transmission if sent by telex, telecopy or other wire transmission, (iii)(a) four business days after being deposited in the mails (addressed to the address set forth following the person's or Entity's name on the signature page hereto), with proper postage for first class registered or certified mail, prepaid, or (b) on the next business day in the event of express mail or courier.

     Partners may change their addresses for the purpose of this Section 12.2 by written notice to the Partnership and all Partners.

     12.3 FURTHER ASSURANCES. Each of the parties to this Agreement agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further action as may be required by law or deemed by the General Partner to be necessary in furtherance of the Partnership's purposes and the objectives and intentions underlying this Agreement and not inconsistent with the terms of this Agreement.

     12.4 ENTIRE AGREEMENT. This instrument incorporates the entire agreement among the parties hereto, regardless of anything to the contrary contained in any certificate of limited partnership or other instrument or notice purporting to summarize the terms of this Agreement, whether or not the same shall be recorded or published.

     12.5   AMENDMENTS.

            (a) Except as otherwise provided in this Section 12.5, this Agreement and any certificate of limited partnership may not be modified or amended without first obtaining the written Consent of the Limited Partners and the written consent of the General Partner. When any modification or amendment of this Agreement becomes effective, all of the Partners will be bound by the terms and conditions of this Agreement as so amended; PROVIDED, HOWEVER, that no such amendment or modification shall affect adversely the rights or interest of any Limited Partner without the specific written consent of such Limited Partner.

            (b) In addition to any amendment otherwise authorized herein, the General Partner may amend this Partnership Agreement from time to time without the consent of any of the Limited Partners:

                    (i) to reflect the addition or substitution of Limited Partners or the reduction of capital accounts upon the return of capital to the Partners; or

            (ii) to make all filings as may be necessary or proper to provide that this Agreement shall constitute, for all purposes, an agreement of limited partnership under the terms of the laws of the State of Missouri as in effect from time to time.

     12.6 GENDER AND NUMBER. Unless the context otherwise requires, when used in the Agreement, the singular includes the plural and vice versa, and the masculine includes the feminine and neuter and vice versa. A person is deemed to include an individual or any other Entity.

     12.7 BENEFIT. This Agreement is binding upon and inures to the benefit of the parties to this Agreement, their heirs, legal representatives, successors and assigns.

     12.8 CAPTIONS. Captions are inserted for convenience only and shall not be given any legal effect.

     12.9 EXECUTION. This Agreement may be executed in any number of counterparts, and each such counterpart will, for all purposes, be deemed an original instrument, but all such counterparts together will constitute but one and the same agreement.

     12.10 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     12.11 GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by the laws of the State of Missouri. If any provision hereof is determined to be invalid or unenforceable, it shall be modified or deleted, if necessary, from this Agreement in order to prevent this Agreement as a whole from being rendered invalid or unenforceable, and this Agreement shall be interpreted to give effect to the intention of the Partners ascertained from this Agreement as a whole, even if that requires taking the invalid or unenforceable provision into consideration in ascertaining such intention (but only for that purpose).

     12.12 CHOICE OF FORUM. All suits, actions or proceedings arising out of or relating to this Partnership Agreement shall be brought either (i) in a state court in Greene County, Missouri or in the United States District Court for the Western District of Missouri, or (ii) in a state court in Otsego County, Michigan or in the United States District Court for the Eastern District of Michigan, which courts shall be the exclusive forums for all such suits, actions or proceedings. Each of the Partners waives any objection which any of them now or hereafter have to the laying of venue in any such court of any such suit, action or proceeding.

     12.13 CONSENT TO JURISDICTION. Each of the Partners hereby irrevocably consents to the jurisdiction of any court set forth in Section 12.12 above.

     12.14 ATTORNEY FEES AND EXPENSES. In the event of litigation between the parties concerning breach or enforcement of this Partnership Agreement, the parties agree that the prevailing party shall be entitled to recover from the non-prevailing party all of its court costs and expenses, including recovery of all reasonable attorney fees incurred.

                                     ARTICLE XIII

                                OPTION FOR MBI SHARES

     13.1 OPTION. As further consideration for the execution by BPOW of this Agreement, MBI hereby irrevocably grants to BPOW the right and option to purchase up to fifty thousand (50,000) of the shares of One

Cent ($.01) par value common stock of MBI (the "Stock"), exercisable by written notice from BPOW to MBI and tender of the purchase price. This option may be exercised at any time within three (3) years following the opening of the Restaurant on the Property. The purchase price for each such share of Stock shall be equal to the closing trade price on the trading day immediately preceding the date of the execution of this Agreement. Upon request of BPOW, the Stock shall be registered at the expense of MBI under all applicable state and federal securities laws. The Option Agreement shall be in customary form, including customary anti-dilution provisions.

                                     ARTICLE XIV

                                     COMPETITION

     14.1 BY PARTNERSHIP, MBI AND GENERAL PARTNER. For a period commencing with the date of this Agreement until two (2) years following the earlier of (i) MBI's and General Partner's withdrawal from the Partnership, or (ii) termination of this Partnership, MBI and the General Partner ("Covenantors") agree that they will not directly or indirectly, either as principal, agent, employer, partner or in any capacity:

            (a) operate a restaurant in any way similar to the Restaurant within fifty (50) miles of any retail store now or hereafter operated by BPOW or its Affiliates;

            (b) enter into any business arrangement for construction or operation of a restaurant in any way similar to the Restaurant with any company in the United States which competes with BPOW or its present Affiliates (a "Competitor") in their principal businesses including fishing, hunting, outdoor, marine and camping products and services;

            (c) solicit any employees or officers of Bass Pro to work for MBI until more than twelve (12) months after termination of employment with Bass Pro; or

            (d) operate a restaurant within one (1) miles of the location of a store operated by a Competitor.

     By execution of this Limited Partnership Agreement, MBI agrees to cause its officers, directors or employees to abide by the promises of MBI made in this
Article XIV.

     Notwithstanding the foregoing, MBI may, without violating this Section 14.1, operate within the entire State of Michigan and within a fifty (50) mile radius of its proposed restaurant location in Atlanta, Georgia. BPOW may, at its option, release MBI from this Article XIV.

     14.2 OTHER TERMS. Covenantors agree and recognize that BPOW and its Affiliates will suffer irreparable harm if the Covenantors should violate the agreements set forth herein and further agree that it would be difficult, if not impossible, to compute the damage to BPOW or its Affiliates as a result of such breaches and that, therefore, BPOW and its Affiliates are without adequate legal remedy in the event of such breach and that BPOW or its Affiliates would be entitled to injunctive relief against any existing or threatened breach. It is further agreed and recognized by Covenantors that if any provisions of this Covenant are held invalid, such provisions can be severed and the balance of the Covenant shall remain valid and enforceable and that further, should any court hold the scope of business restricted or the time and geographical limitations of this Covenant too broad to be enforced, such court shall not disregard this Covenant but shall instead enforce such provisions as to such scope, time and geographical area as the court deems just and equitable.

     14.3 ENFORCEMENT. It is further agreed and recognized by the Covenantors that if BPOW or its Affiliates are forced to utilize courts for the enforcement of this Covenant, that it shall be entitled to receive, in addition to all other relief sought, its reasonable attorney fees and court costs associated with the successful enforcement thereof.

     IN WITNESS WHEREOF, this Limited Partnership Agreement has been duly sworn to and executed as of the date first above written.


                                   LIMITED PARTNER
                                   BASS PRO OUTDOOR WORLD, L.P.,
                                   a Missouri Limited Partnership
                                   By:  BASSGEC MANAGEMENT COMPANY,
                                   Its General Partner


                                   By: /s/ Susie Henry
                                       --------------------------------
                                   Its:   Executive Vice President
                                   Address:  2500 East Kearney
                                             Springfield, MO 65898


                                   LIMITED PARTNER
                                   BIG BUCK BREWERY & STEAKHOUSE, INC.


                                   By: /s/ William F. Rolinski
                                       --------------------------------
                                   Its:   President and CEO
                                   Address:  550 South Wisconsin St.
                                             Gaylord, Michigan  49735


                                   GENERAL PARTNER
                                   BBBP MANAGEMENT COMPANY


                                   By: /s/ William R. Rolinski
                                       --------------------------------
                                   Its:   Sole Incorporator
                                   Address:  550 South Wisconsin St.
                                             Gaylord, Michigan  49735